Centennial Resource Development Appoints Steven J. Shapiro to its Board of Directors
DENVER, October 17, 2019 (GLOBE NEWSWIRE) - Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced that Steven J. Shapiro has been appointed to its Board of Directors, effective immediately. Mr. Shapiro will serve as a member of the Audit and Compensation Committees.
“We are pleased to welcome Steve to our Board of Directors,” said Mark G. Papa, Chairman and Chief Executive Officer. “His extensive background in the oil and gas industry, senior leadership experience and strong financial expertise will be a valuable asset to Centennial and our shareholders.”
Mr. Shapiro has more than forty years of financial and operational experience within the energy industry. Mr. Shapiro is currently a Senior Advisor to Outfitter Energy Capital and serves on the Advisory Board for Pickering Energy Partners LP. From 2000 to 2006, Mr. Shapiro held various leadership positions at Burlington Resources Inc., including Chief Financial Officer and a member of the Board of Directors. Previously, Mr. Shapiro served as Chief Financial Officer and a member of the Board of Directors at Vastar Resources, Inc. Prior to that, he spent sixteen years with Atlantic Richfield Company (ARCO). Mr. Shapiro is currently a Director of Elk Meadows Resources, LLC and previously served on the Board of Directors of El Paso Corporation, Barrick Gold Corporation and Asia Resource Minerals PLC. Mr. Shapiro holds an undergraduate degree in Industrial Economics from Union College and a Master’s degree in Business Administration from Harvard University.
About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated exclusively in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.
Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.